Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated July 20, 2026 in the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of RZ Wellness Limited, and its subsidiary (collectively the “Company”) as of December 31, 2025 and 2024, and the related consolidated statement of operations and comprehensive loss, consolidated statement of changes in stockholders’ equity, and consolidated statement of cash flows for the year ended December 31, 2025 and 2024, and the related notes included herein.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

July 20, 2026